Exhibit (99.17)

ISSN 1718-8369

Volume 1, Number 9	February 28, 2007

AS AT DECEMBER 31, 2006

December 2006 highlights

•	The Québec government achieved a budget surplus of $1.2 billion in December 2006. For the same period last year, the excess was $469 million.

—	The difference compared to last year is mainly attributable to growth in own-source revenues of 12.1%, resulting in particular from a rise in the earnings of government enterprises.

•	Budgetary revenue amounted to $6.1 billion, an increase of $652 million compared to last year.

•	Program spending fell by $63 million compared to last year. This decline results in particular from a change in the payments timetable for transfers to the health network that involves one less payment in December 2006 compared with December 2005.

•	Debt service amounted to $589 million, comparable to the December 2005 amount.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)					(Unaudited data)

	December		April to December		February 2007 Budget
	2005 [1]	2006	2005-2006 [1]	2006-2007	2006-2007		Growth %
BUDGETARY REVENUE
Own-source revenue	4 668	5 231	33 171	35 615	48 533		6.1
Federal transfers	825	914	7 304	8 200	10 956		9.9

Total	5 493	6 145	40 475	43 815	59 489		6.8

BUDGETARY EXPENDITURE
Program spending	- 4 459	- 4 396	- 37 264	- 38 983	- 51 519		4.6
Debt service	- 592	- 589	- 5 154	- 5 162	- 6 990		1.7

Total	- 5 051	- 4 985	- 42 418	- 44 145	- 58 509		4.3
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	27	25	386	184	37		—
Deposit in the Generations Fund	—	—	—	—	- 500	[2]	—
Allocation to the budgetary reserve	—	—	—	—	- 500	[3]	—

CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	469	1 185	- 1 557	- 146	17		—
Net results of the Generations Fund [4]
	—	—	—	—	575		—

CONSOLIDATED BUDGETARY BALANCE	469	1 185	- 1 557	- 146	592		—

1	Monthly allocation of financial transactions based on best available data and estimates.
2	The payment was made on February 15, 2007. This transaction will accordingly be recorded in the February 2007 results.
3	The allocation to the budgetary reserve will be made in the March 2007 monthly report.
4	The Generations Fund began operations on January 1, 2007.

Cumulative results as at December 31, 2006

Budgetary balance

•	For the period from April to December 2006, the results show a difference of only $146 million between revenue and expenditure.

•	The budgetary balance has improved by $1.4 billion compared to the results for the same period last year.

—	This improvement reflects, in particular, Hydro-Québec’s additional earnings, including more than $900 million from asset sales, chiefly the sale of its interest in Transelec Chile.

Budgetary revenue

•	Since the beginning of the year, budgetary revenue amounts to $43.8 billion, an increase of $3.3 billion compared to last year.

•	Own-source revenue stands at $35.6 billion, an increase of $2.4 billion. Apart from Hydro-Québec’s financial results, this improvement is attributable to increased revenue from personal income tax ($1.0 billion) due, in particular, to the good performance of the labour market and the introduction of the Child Assistance measure.

•	Federal transfers amount to $8.2 billion for the first nine months of the current fiscal year, an increase of 12.3% over the same period in 2005.

Budgetary expenditure

•	As at December 31, 2006, budgetary expenditure totalled $44.1 billion.

•	Program spending is up $1.7 billion (4.6%) compared to the same period last year, which corresponds to the annual growth forecast in the 2007-2008 Budget Speech. The most significant changes are in the health ($1.0 billion) and education ($474 million) sectors.

•	Debt service amounts to $5.2 billion, comparable to last year’s amount.

Net financial requirements

•	Despite the improvement of $1.4 billion in the budgetary balance, net financial requirements are up by $111 million. This is attributable, in particular, to the fact that Hydro-Québec pays its dividend to the government later in the fiscal year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)					(Unaudited data)

	December			April to December
	2005 [1]	2006	Changes	2005-2006 [1]	2006-2007	Changes
BUDGETARY REVENUE
Own-source revenue	4 668	5 231	563	33 171	35 615	2 444
Federal transfers	825	914	89	7 304	8 200	896

Total	5 493	6 145	652	40 475	43 815	3 340

BUDGETARY EXPENDITURE
Program spending	- 4 459	- 4 396	63	- 37 264	- 38 983	- 1 719
Debt service	- 592	- 589	3	- 5 154	- 5 162	- 8

Total	- 5 051	- 4 985	66	- 42 418	- 44 145	- 1 727
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	27	25	- 2	386	184	- 202

CONSOLIDATED BUDGETARY BALANCE	469	1 185	716	- 1 557	- 146	1 411
Consolidated non-budgetary surplus (requirements)	- 2 035	- 2 544	- 509	- 3 030	- 4 552	- 1 522

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 1 566	- 1 359	207	- 4 587	- 4 698	- 111

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)					(Unaudited data)

	December			April to December
Revenue by source	2005	2006	Changes %	2005-2006	2006-2007	Changes %
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 998	2 166	8.4	12 106	13 152	8.6
Contributions to Health Services Fund	411	437	6.3	3 742	3 810	1.8
Corporate taxes	282	307	8.9	2 924	2 854	- 2.4
Consumption taxes	1 471	1 528	3.9	9 695	9 873	1.8
Other sources	165	135	- 18.2	1 735	1 699	- 2.1

Total	4 327	4 573	5.7	30 202	31 388	3.9
Revenue from government enterprises	341	658	93.0	2 969	4 227	42.4

Total own-source revenue	4 668	5 231	12.1	33 171	35 615	7.4
Federal transfers
Equalization	400	467	16.8	3 599	4 139	15.0
Health transfers	254	299	17.7	2 315	2 700	16.6
Transfers for post-secondary education
and other social programs	79	86	8.9	731	779	6.6
Other programs	92	62	- 32.6	659	582	- 11.7

Total federal transfers	825	914	10.8	7 304	8 200	12.3

TOTAL BUDGETARY REVENUE	5 493	6 145	11.9	40 475	43 815	8.3

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)					(Unaudited data)

	December			April to December
Expenditures by mission	2005	2006	Changes %	2005-2006	2006-2007	Changes %
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 007	1 862	- 7.2	15 810	16 769	6.1
Education and Culture	1 288	1 340	4.0	10 114	10 588	4.7
Economy and Environment	467	473	1.3	4 336	4 458	2.8
Support for Individuals and Families	404	426	5.4	3 817	3 853	0.9
Administration and Justice	293	295	0.7	3 187	3 315	4.0

Total program spending	4 459	4 396	- 1.4	37 264	38 983	4.6
Debt service	592	589	- 0.5	5 154	5 162	0.2

TOTAL BUDGETARY EXPENDITURE	5 051	4 985	- 1.3	42 418	44 145	4.1

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.

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